                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88971
                    4 3/4% Convertible Senior Notes due 2007 CUSIP No. 65332VAR4



                          NEXTEL COMMUNICATIONS, INC.


                 PROSPECTUS SUPPLEMENT DATED FEBRUARY 15, 2000
                     TO PROSPECTUS DATED DECEMBER 3, 1999

     The selling stockholders table on pages 21-24 of the prospectus, as amended, is hereby further amended to update the information regarding the following entities in the prospectus and their respective amounts of 4 3/4% convertible senior notes due 2007.

                                        CONVERTIBLE NOTES                   COMMON STOCK
                                        -----------------                   ------------
                                    PRINCIPAL        PRINCIPAL
                                    AMOUNT OF        AMOUNT OF
                                   CONVERTIBLE      CONVERTIBLE       NUMBER OF        NUMBER OF
NAME OF SELLING STOCKHOLDER        NOTES OWNED     NOTES OFFERED    SHARES OWNED     SHARES OFFERED
                                   ------------    -------------    ------------     --------------

Forrestal Funding Master Trust     $17,000,000      $17,000,000           0                 0

GLG Market Neutral Fund             $19,000,000     $19,000,000           0                 0

Mitchell Hutchins Series Trust      $   200,000     $   200,000           0                 0
 Growth and Income Fund/1/

Quattro Fund LTD                    $   500,000     $   500,000           0                 0

Tennessee Consolidated              $ 2,000,000     $ 2,000,000           0                 0
 Retirement System

------------------------------
/1/ Shares of the Mitchell Hutchins Series Trust Growth and Income Portfolio (the "Portfolio") are sold to insurance company separate accounts that fund certain variable contracts. Certain of these insurance companies may have had a material relationship with Nextel (or is predecessors or affiliates) during the past three years. In addition, the Portfolio's investment adviser is an affiliate of PaineWebber Group. PaineWebber and/or its affiliates have provided, and may from time to time provide, investment banking services to Nextel, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.